Exhibit 99.3

News Release

Wabtec Announces $500 Million Share Buyback Authorization

Pittsburgh, PA, February 18, 2020 – Wabtec Corporation (NYSE: WAB) announced that its Board of Directors authorized a share buyback program up to $500 million.

The company intends to buy back shares from time to time on the open market or in negotiated or block trades. There is no time limit set for the completion of the program, which is permitted under the company’s credit agreement and bond indenture. This buyback authorization supersedes any previous authorization.

Rafael Santana, Wabtec’s president and CEO, said: “Today’s announcement underscores our long-term confidence to generate strong cash flows. Our strong financial position allows for ample capacity to continue to invest in organic growth opportunities and strategic acquisitions, as well as returning cash to shareholders.”

About Wabtec Corporation

Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort.    Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine, and industrial solutions. Based in Pittsburgh, PA, Wabtec has approximately 27,000 employees in facilities throughout the world. Visit: www.WabtecCorp.com

Wabtec Investor Contact

Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033

Wabtec Media Contact

Deia Campanelli / Deia.Campanelli@wabtec.com / 773-297-0482